Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Post Effective Amendment to the Registration Statement on Form SB-2 for Huiheng Medical, Inc. of our report, dated April 30, 2007, of the consolidated financial statements of Allied Moral Holdings Limited for the years ended December 31, 2005 and 2006.

In addition, we consent to the inclusion in this Post Effective Amendment to the Registration Statement on Form SB-2 of our report, dated May 21, 2007, of the consolidated financial statements of Allied Moral Holdings Limited for the three months ended March 31, 2007 and our report, dated August 10, 2007 of the consolidated financial statements of Huiheng Medical Inc. for the six months ended June 30, 2007.

Furthermore, we consent to the reference to us under the heading “Experts” in the Post Effective Amendment to the Registration Statement.

/s/ UHY ZTHZ HK
___________________________
UHY ZTHZ HK CPA Limited

August 24, 2007